Exhibit 99.2

NYSE: MDV

QUARTERLY SUPPLEMENTAL DATA

March 31, 2025

Financial Information
and
Portfolio Information

Modiv Industrial, Inc.
Supplemental Information - First Quarter 2025

About the Data
This data and other information described herein are as of and for the three months ended March 31, 2025 unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with Modiv Industrial, Inc.'s. Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 4, 2025 and Quarterly Report on Form 10-Q for the three months ended March 31, 2025, including the financial statements and management's discussion and analysis of financial condition and results of operations, filed on May 7, 2025.
Forward-Looking Statements
Information set forth herein contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements herein are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, changes in the rate of inflation and interest rates, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and dispositions and the timing of any acquisitions and dispositions, supply-chain disruptions, tariffs and negative impacts associated with foreign policy actions implemented by the United States and other countries against Russia, China and Iran. These and other risks, assumptions, and uncertainties are described in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on any forward-looking statements included herein. All forward-looking statements are made as of the date of this document and the risk that actual results, performance, and achievements will differ materially from the expectations expressed or referenced herein will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Company Overview

Modiv Industrial, Inc. (NYSE:MDV) (“Modiv Industrial”, the “Company”, “we”, “us” and “our”) is a real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation's supply chains. For more information, please visit: www.modiv.com.
Modiv Industrial strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.

Management Team:	Independent Directors:

Aaron S. Halfacre	Thomas H. Nolan, Jr.
Chief Executive Officer and Director	Chairman of the Board

Raymond J. Pacini	Christopher R. Gingras
Chief Financial Officer and Secretary
Kimberly Smith
John C. Raney
Chief Operating Officer and General Counsel	Connie Tirondola

Investor Inquiries:
management@modiv.com
Transfer Agent:
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
800-736-3001

Modiv Industrial Announces First Quarter 2025 Results
Provides Update on Tariff Impacts

Denver, CO, May 7, 2025 – Modiv Industrial, Inc. (“Modiv Industrial,” “Modiv” or the “Company”) (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the first quarter ended March 31, 2025.
Highlights:
•First quarter 2025 revenue of $11.8 million and net income attributable to common stockholders of $2,000.
•First quarter AFFO of $3.9 million, or $0.33 per diluted share, increased $0.6 million, or 18% year-over year, beating consensus estimates.
•Repurchased 275,000 shares of preferred stock YTD, representing 13.8% of total issued, at an average price of $23.74.
•Executed a 10 year lease renewal with 3% annual escalations on our FujiFilm Diamtix property located in Santa Clara, California.
•Based on MDV’s recent share price, investors are earning a 8.0% dividend with 118% AFFO coverage on equity that is trading at 40% discount to net asset value.
The following is a statement from Aaron Halfacre, CEO of Modiv Industrial.
“It’s been 60 days exactly since our last update - not a lot of time to shuffle a balance sheet - so part of this earnings release is a confirmatory progress check on our performance. All the while, this same sixty-day period has been tumultuous in the public markets as it pertains to tariffs and we felt it worthwhile to dive into that topic a bit. My nose is to the grindstone, fiercely, and I am not gonna waste any of our collective time on niceties so let me punch this out so you can get back to your own grindstone. Here goes…
First quarter results – Financial performance came in as we planned and ahead of consensus. The same disciplined and patient execution that we like to deliver. We closed on the Jacksonville FL MSA property as we said we would. We didn’t acquire anything else given the market backdrop (seems foolish to try to catch a falling knife without having x-ray vision to see through the current cloud of price volatility). That said, our pipeline of potential opportunities has noticeably picked up and we are getting some interesting looks. Suffice it to say, if there is a deal that will make us money, then you will hear about it.
We negotiated and signed a 10-year lease renewal with FujiFilm at our property located in Santa Clara, CA (spittin’ distance from Nividia’s HQ) with a pleasant 6.75% increase in future rent when compared to current rent. We acquired an additional 125,000 shares of our series A preferred at favorable pricing. All these activities represent positive AFFO growth – grindstone stuff.
Tariffs – Being the only public REIT dedicated to U.S. industrial manufacturing, we believe deeply in our investment thesis. For those new to us, I encourage you to read our March 4, 2024 earnings release to better understand the depth of our conviction. All the recent news on tariffs, and their intended and unintended effects on manufacturing, have produced an amazing amount of overnight armchair experts and pontificators. Below I share a bit of our opinion on the topic and, more importantly, share actual on-the-ground feedback from our manufacturing tenants.
Given that we are long U.S. manufacturing, it comes as no surprise that we are highly supportive of all efforts to strengthen our nation’s manufacturing capacity as it has been a forsaken economic sector for far too long. We view manufacturing assets as an infrastructure play important to our nation’s well-being just the same as seaports, railways, power plants and a host of other critical hard assets. Before setting aside the politics of global trade, it is worthy to point out that both the current and prior administration were desirous to bring manufacturing back to the United States, and there are few, if any, disputing the fact that domestic critical manufacturing capabilities help to strengthen a nation. However, where divergence of opinion does come into play is how best to bring about a so-called manufacturing renaissance. Good, bad or ugly, the current administration has decided to address the issue headfirst via the implementation of tariffs. Candidly, I don’t know that it matters what anyone’s personal opinion is on that last point; however, what does matter, both near term and long term, is the economic result.
Long term we believe that all the attention on U.S. manufacturing capabilities is a positive for the sector. We are supportive of an American manufacturing renaissance and hope it comes to fruition but are also very pragmatic about the limitations. It goes to reason that we will continue to see headlines about the reshoring of semiconductors, pharmaceuticals, shipbuilding and other similar strategically defensive sectors. As a nation, we are noticeably vulnerable to the lack of domestic production capacity in those sectors. The headlines for those will be filled with very large dollar amounts and grand proclamations. That said, we believe realistically that a renaissance of manufacturing comparable to post WW II vintage America is quite challenging unless the entire nation becomes unified in that pursuit. Why? Simply put, inertia. So much of the U.S. manufacturing capacity has been eliminated over the last 35 years that to replace it would require extraordinary capital investment, a timeline requiring multiple presidential terms and, most importantly, a rebuilding of a skilled (and willing) workforce to be employed in the factories.
Being pragmatic about the limitations of a golden manufacturing renaissance shouldn’t be construed as us being a Negative Nancy. We want to see it happen, but we realize that we need the majority of the nation to want it too – right now that is hard to see. However, what we do clearly see is that the tide has shifted from neglecting manufacturing to focusing on it. This focus, even absent a golden renaissance, will bring about a demand for production capacity in the United States and the suppliers to meet that demand are the existing, and finite, manufacturing facilities that are already built, already staffed and fully operational today. We strongly believe that the sector will see increased utilization rates as companies begin to source more from the U.S., even if tariffs were to go away, just to reduce supply chain uncertainty. Existing manufacturing assets can readily add additional shifts to their production schedules and have, in many instances, the ability to build additional production lines to existing facilities as needed. Some of our tenants are seeing this happen now and the Wall Street Journal has reported similar anecdotes (https://www.wsj.com/economy/trade/trumps-tariffs-are-lifting-some-u-s-manufacturers-06b4c6e1?st=pS54hf&reflink=article_imessage_share).
Over the past two weeks we have held 1:1 calls with the management teams of our tenants – nearly 20 hours of conference calls. We set up these calls to mutually share current and expected tariff impacts, as well as actions taken and ready to be taken depending on future tariff news. For practical purposes, we did not speak to our tenants that are large public companies (e.g. Northrop, L3 Harris, Fuji, etc.) or those that are being sold (i.e. Costco). The tenants that we did speak to are middle market manufacturers for a wide range of industries to include automotive, aerospace, defense, medical, construction, agriculture and many others.
The histrionics and dystopic proclamations that we have all publicly witnessed since Liberation Day appear to be noise at this point in time as our tenants simply haven’t incurred any material impact since the tariff announcements. That’s not to say that they aren’t prepared for a material negative impact, but the current reality is the implemented tariffs haven’t caused the economic pain the armchair experts expected. Here are the key takeaways as to why that is the case (with more detail available on our earnings conference call)…
•Non-consumer discretionary products: We consciously chose to invest in the manufacturing segment that supplies critical infrastructure related industries and try to avoid retail consumer products (absent a compelling real estate or financial opportunity). Our manufacturers are building subcomponents that are essential to the completion of larger products that serve the industry groups previously mentioned. These products typically are highly specialized and produced to very tight tolerances – attributes that don’t lend themselves to cheap, mass-produced commoditization. Many of our manufacturers supply under the demands of ITAR and DOT requirements which require manufacturers to adhere to “Buy America” provisions when sourcing their raw materials.
•Survivorship bias: Most of our tenants have been in operation for many decades and have found success despite the three decade decline of U.S. manufacturing as it moved offshore. These companies have been successfully competing with cheaper sourced products for many years and have developed advantages that create inherent demand for their manufacturing capacity.
•COVID-19 and prior tariff preparedness: Universally, it appears that the massive supply chain disruptions experienced from COVID-19 provided a good playbook this time around for our tenants. It was only five years ago that everyone saw their supply chains massively disrupted, and the lessons learned/actions taken then have better prepared everyone this time around. Our tenants that rely on steel and aluminum as raw goods noted that the 2018 tariffs were more disruptive as they were unexpected. Razor thin just-in-time inventory models shifted before these recent tariff announcements in favor of an inventory model that afforded a production cushion to both the manufacturer and their client.
•No surprise: Not a single one of our tenants was surprised by the news of tariffs. Most expected that the current administration was going to implement some sort of tariff, particularly on China, as that was telegraphed in the run up to the election. In fact, one of our clients started a plan, in November, to relocate the production of a relatively small metal component supplied from China to a vertically integrated source in Malaysia. Several tenants told us they have back up suppliers (identified since COVID) in several countries that should have much lower tariffs (if any at all). Further, and this is an interesting data point, they stated that a fair number of their clients were also expecting the tariffs and were receptive to necessary tariff surcharges to ensure a smooth supply chain.
•Immateriality: Several of our tenants noted that they do source some of their production inputs from China and, in some cases, there was no other viable source for such goods. However, these very specific items did not represent a material percentage of their raw input costs and an even smaller percentage of the price they sold to their clients. Further, they noted that given that they were typically manufacturing subcomponents that their clients were then incorporating into much larger finished goods, that their own product prices weren’t necessarily material to their clients. One tenant noted that they would continue buying this product from China even with 145% tariff because there was nowhere else to get it (currently) and the cost of the raw good, even after tariffs, was less than $3 and went into completed products they sold to their clients for 20x or more. Two tenants did note immaterial sales/client exposure to Canada but in no case was it more than 5% of total sales.
As I mentioned, I will add more color on our conference call, but I must admit I was pleased by what I heard in the many conversations held. That said, I believe a caveat is warranted here. Just because our clients have not experienced any material negative impact from the tariffs (many are seeing upswings in their order books), that does not mean that tariffs aren’t inflationary to global economies. Further, the risk of recession from a global trade war, should things go awry, is not to be taken lightly as is the case with all high-stakes affairs. We remain keenly focused to see how everything shakes out, particularly as it relates to changes to the USMCA as Canada and Mexico are very much integral to the broader North American manufacturing landscape. None of us know what the ultimate outcome will be but based on our very granular read, to include quarterly tenant financials, we do not see the logic in the current panic selling* and believe a compelling buy opportunity exists in our name. As has been the case for the past several years, the only certainty that we here at Modiv can rely upon is that things will likely remain uncertain for the foreseeable future.
Ok, that’s enough word soup for today, back to the grindstone.
Grit, grind, get it done!” Aaron Halfacre, CEO of Modiv Industrial.
*For those investors who heavily sold recently, we are sad to see you go but wish you the best. For the savvy investors who stepped in to buy those shares, welcome to the tribe! Zulu Foxtrot. :)

Conference Call and Webcast
A conference call and audio webcast with analysts and investors will be held on Wednesday, May 7, 2025, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the first quarter ended March 31, 2025 operating results and answer questions.

Live conference call: 1-877-407-0789 at 11:00 a.m. Eastern Time, Wednesday, May 7, 2025

Webcast: To listen to the webcast, either live or archived, please use this link:
https://viavid.webcasts.com/starthere.jsp?ei=1718826&tp_key=0f462a9f79 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

There is no guarantee that the Company’s Board will authorize, or that the Company will declare, additional dividends in the future, and the amount of future dividends, if any, and the authorization and payment thereof, will be determined by the Board based on the Company’s financial condition and such other factors as the Board deems relevant. Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated May 7, 2025 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Inquiries:
management@modiv.com

Modiv Industrial, Inc.
Consolidated Statements of Operations - Last Five Quarters

(dollars in thousands, except share/unit and per share/unit data)(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Income:
Rental (1)	$11,727	$11,664	$11,589	$11,344	$11,901
Management fee	66	66	66	66	66
Total income	11,793	11,730	11,655	11,410	11,967

Expenses:
General and administrative	1,993	1,261	1,661	1,419	1,999
Stock compensation (2)	484	65	75	67	1,379
Depreciation and amortization (3)	3,818	4,164	4,167	4,137	4,134
Property	846	910	1,025	694	984
Total expenses	7,141	6,400	6,928	6,317	8,496
Gain on sale of real estate investments (4)	84	—	172	—	3,188
Operating income	4,736	5,330	4,899	5,093	6,659

Other income (expense):
Interest income	62	68	82	198	124
Dividend income	—	—	—	5	108
Income from unconsolidated investment in a real estate property	79	75	75	74	74
Interest expense, net of unrealized gain or loss on interest rate swaps and derivative settlements (5)	(4,048)	(3,706)	(6,104)	(4,103)	(2,307)
Loss on equity investments	—	(125)	—	(5)	(21)
Other expense, net	(3,907)	(3,688)	(5,947)	(3,831)	(2,022)

Net income (loss)	829	1,642	(1,048)	1,262	4,637
Less: net (income) loss attributable to noncontrolling interests in Operating Partnership	—	(87)	461	63	(913)
Net income (loss) attributable to Modiv Industrial, Inc.	829	1,555	(587)	1,325	3,724
Preferred stock dividends	(827)	(922)	(922)	(922)	(922)
Net income (loss) attributable to common stockholders	$2	$633	$(1,509)	$403	$2,802

Earnings (loss) per share attributable to common stockholders:
Basic (6)	$(0.01)	$0.07	$(0.18)	$0.03	$0.33
Earnings (loss) per share attributable to common stockholders and Class C OP Units:
Diluted (6)	$(0.01)	$0.07	$(0.18)	$0.03	$0.33

Weighted-average number of common shares outstanding:
Basic	9,972,967	9,715,467	9,430,885	9,441,485	8,568,353
Weighted-average number of common shares and Class C OP Units outstanding:
Diluted (7)	11,317,765	11,021,876	10,959,030	11,419,115	11,359,258

Distributions declared per common share	$0.2925	$0.2875	$0.2875	$0.2875	$0.2875
(1)    Rental income includes tenant reimbursements primarily for property expenses. The decrease in the second quarter of 2024 is due to the sale of two properties in the first quarter of 2024, partially offset in later quarters by the acquisition of an industrial manufacturing property in July 2024.

(2)    During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees. Following the final vesting of the Class P and Class R OP Units during the three months ended March 31, 2024, stock compensation expense for each of the three months ended December 31, 2024, September 30, 2024, and June 30, 2024 reflect the portion of independent directors’ fees that were paid in common stock.
(3)    The decrease in depreciation and amortization for the three months ended March 31, 2025 is primarily due to no longer recognizing depreciation and amortization expense for the real estate investments of our office property located in Issaquah, Washington leased to Costco Wholesale Corporation upon classifying the property as held for sale as of December 31, 2024.
(4)    Gain on sale of real estate investments of $3.2 million for the first quarter of 2024 relates to the sales of two properties (one industrial property with a lease expiration at the end of 2024 and one office property). The gain in the third quarter of 2024 resulted from the sale of a land parcel that was part of an industrial property in Canal Fulton, Ohio, to be converted into a park. The gain for the three months ended March 31, 2025 relates to the sale of our industrial property located in Endicott, New York.
(5)    Interest expense includes amortization of off-market interest rate derivatives, accrued interest receivable related to the off-market derivatives, unrealized gains and losses on interest rate swaps and is net of derivative settlements as shown below (in thousands).

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Derivative cash settlements	$(1,180)	$(1,252)	$(1,648)	$(1,635)	$(1,671)
Amortization of off-market interest rate derivatives (a)	$784	$—	$—	$—	$—
Accrued interest from December 31, 2024 to respective swap execution date (a)	$291	$—	$—	$—	$—
Amortization of unrealized gain on interest rate swap valuation (b)	$(250)	$(255)	$(256)	$(253)	$(253)
Unrealized loss (gain) on non-designated or ineffective interest rate derivative instruments, net (b)	$—	$50	$2,679	$803	$(1,036)
(a)     In January 2025, the Company, through its Operating Partnership, entered into two swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million which fixes the secured overnight financing rate for the year ending December 31, 2025 at 2.45%, resulting in a fixed rate of 4.25% based on the Company’s current leverage ratio. The Company paid aggregate premiums of $4.2 million, including accrued interest receivable of $0.3 million, to buy down the fixed rate below the market rate, which is a derivative that is recorded as an asset on our balance sheet and amortized over the 12 months ending December 31, 2025, increasing interest expense. The Company designated the pay-fixed, receive-floating interest rate swaps as cash flow hedges and therefore the change in fair value of $0.966 million for the three months ended March 31, 2025 was recorded as accumulated other comprehensive income in the Company's unaudited condensed balance sheet as of March 31, 2025, not as an increase to interest expense.
(b)    For derivative instruments that are not deemed effective or are not designated as cash flow hedges, unrealized loss results in an increase in interest expense and the unrealized gain decreases interest expense. For derivative instruments that were designated as a cash flow hedge and later deemed ineffective, any unrealized gain is amortized on a straight-line basis, as a reduction to interest expense.
(6)     While net income attributable to common stockholders is $2,000 for the three months ended March 31, 2025, Earnings (loss) per share is $(0.01) for the period because distributions paid to Class X OP Units are deducted in calculating Earnings (loss) per share.
(7)     During the three months ended March 31, 2025 the weighted average dilutive effect of 524,660 Class X OP Units was excluded from diluted net income (loss) per share attributable to common stockholders and noncontrolling interests, as the effect would have been antidilutive. During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees.

Modiv Industrial, Inc.
Consolidated Statements of Comprehensive Income - Last Five Quarters

(dollars in thousands)(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (loss)	$829	$1,642	$(1,048)	$1,262	$4,637
Other comprehensive income (loss): cash flow hedge adjustments
Amortization of unrealized holding gain on interest rate swap (1)	(250)	(255)	(256)	(253)	(253)
Unrealized loss on interest rate derivatives (1)	(966)	—	—	—	—
Amortization of off-market interest rate derivatives (1)	784
Comprehensive income (loss)	397	1,387	(1,304)	1,009	4,384

Comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership	68	(56)	497	107	(851)
Comprehensive income (loss) attributable to Modiv Industrial, Inc.	$465	$1,331	$(807)	$1,116	$3,533

(1)    As discussed in footnote (5) to the Consolidated Statements of Operations above, (i) for derivative instruments that were designated as a cash flow hedge and later deemed ineffective, any unrealized gain is amortized on a straight-line basis, as a reduction to interest expense and offset to comprehensive income (loss), (ii) for effective derivative instruments designated as a cash flow hedge, the change in fair value is recorded in other comprehensive income, and (iii) premiums paid to buy down the fixed rate below the market rate are amortized over the 12 months ending December 31, 2025, increasing interest expense and offset to comprehensive income (loss).

Modiv Industrial, Inc.
Earnings (Loss) Per Share - Last Five Quarters

(dollars in thousands, except shares/units and per share/unit data)(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (loss)	$829	$1,642	$(1,048)	$1,262	$4,637
Net (income) loss attributable to noncontrolling interest in Operating Partnership (1)	—	(85)	275	(59)	(913)
Preferred stock dividends	(827)	(922)	(922)	(922)	(922)
Gain on repurchases of preferred stock	29	—	—	—	—
Class X OP Unit distributions	(163)	—	—	—	—
Net (loss) income attributable to common stockholders	(132)	635	(1,695)	281	2,802
Net income (loss) attributable to noncontrolling interest in Operating Partnership (1)	—	85	(275)	59	913
Net (loss) income available to common stockholders and noncontrolling interests used in diluted net (loss) income per share/unit	$(132)	$720	$(1,970)	$340	$3,715

Weighted average shares of Common Stock outstanding - basic	9,972,967	9,715,467	9,430,885	9,441,485	8,568,353
Class C OP Units (2)(3)(4)	1,344,798	1,306,409	1,528,145	1,977,630	2,790,905
Weighted average shares and units outstanding - diluted (5)	11,317,765	11,021,876	10,959,030	11,419,115	11,359,258

Earnings (loss) per share attributable to common stockholders:
Basic	$(0.01)	$0.07	$(0.18)	$0.03	$0.33
Earnings (loss) per share attributable to common stockholders and Class C OP Units:
Diluted	$(0.01)	$0.07	$(0.18)	$0.03	$0.33

(1)    Each share of Class C Common Stock and Class C OP Unit have the same participation in earnings (loss) and therefore Class C OP Units are included in the weighted average shares and units outstanding to calculate diluted earnings (loss) per share. Net (income) loss attributable to noncontrolling interest in Operating Partnership for the three month periods presented above equals the product of (i) the Operating Partnership weighted average units as a percentage of diluted weighted average shares and units outstanding and (ii) the net income (loss) attributable to common shareholders and noncontrolling interests for each period presented. This can result in a different net (income) loss attributable to noncontrolling interest in Operating Partnership than the amount presented on the statements of operations and equity for the three month periods, as those amounts are calculated for the year-to-date period less the prior quarter’s year-to-date net (income) loss attributable to noncontrolling interest in Operating Partnership.
(2)    During the three months ended March 31, 2025, the Company acquired an industrial property whereby the seller received 344,119 Class C OP Units.
(3)    During the three months ended September 2024, the Company purchased 656,191 Class C OP Units.
(4)    An aggregate of 1,980,822 of Classes M, P and R OP Units automatically converted to Class C OP Units during the three months ended March 31, 2024. An aggregate of 1,566,110 and 51,381 units of the outstanding Class C OP Units were exchanged for Class C common stock during the three months ended March 31, 2024 and June 30, 2024, respectively.
(5)     During the three months ended March 31, 2025, the weighted average dilutive effect of 524,660 Class X OP Units was excluded from diluted net income (loss) per share attributable to common stockholders and noncontrolling interests, as the effect would have been antidilutive. During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees.

Modiv Industrial, Inc.
FFO and AFFO - Last Five Quarters

(dollars in thousands, except shares/units and per share/unit data)(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (loss) (in accordance with GAAP)	$829	$1,642	$(1,048)	$1,262	$4,637
Preferred stock dividends	(827)	(922)	(922)	(922)	(922)
Net income (loss) attributable to common stockholders and OP Unit holders	2	720	(1,970)	340	3,715
FFO adjustments:
Depreciation and amortization of real estate properties	3,818	4,163	4,167	4,137	4,134
Amortization of deferred lease incentives	—	—	2	2	(4)
Depreciation and amortization for unconsolidated investment in a real estate property	189	189	189	189	189
Gain on sale of real estate investments, net	(84)	—	(172)	—	(3,188)
FFO attributable to common stockholders and OP Unit holders	3,925	5,072	2,216	4,668	4,846
AFFO adjustments:
Stock compensation expense (1)	484	65	75	67	1,379
Amortization and write off of deferred financing costs	157	529	221	221	221
Abandoned pursuit costs	—	—	240	—	—
Amortization of deferred rents	(1,303)	(1,337)	(1,285)	(1,422)	(1,672)
Amortization of unrealized holding gain, net of unrealized loss on non-designated or ineffective interest rate derivative instruments	(250)	(205)	2,423	550	(1,289)
Amortization of off-market interest rate derivatives and reduction for accrued interest (2)	1,075	—	—	—	—
Amortization of (below) above market lease intangibles, net	(212)	(211)	(212)	(212)	(212)
Loss on equity investments	—	125	—	5	21
Other adjustments for unconsolidated investment in a real estate property	36	29	24	24	24
AFFO attributable to common stockholders and OP Unit holders	$3,912	$4,067	$3,702	$3,901	$3,318

Weighted Average Shares/Units Outstanding:
Fully diluted (3)	11,842,425	11,021,876	10,959,030	11,419,115	11,359,258

FFO Per Share/Unit:
Fully diluted	$0.33	$0.46	$0.20	$0.41	$0.43

AFFO Per Share/Unit:
Fully diluted	$0.33	$0.37	$0.34	$0.34	$0.29
(1)    During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees. Following the final vesting of the Class P and Class R OP Units during the three months ended March 31, 2024, stock compensation expense for each of the three months ended December 31, 2024, September 30, 2024, and June 30, 2024 reflects the portion of independent directors’ fees that were paid in common stock.
(2)    In January 2025, the Company, through its Operating Partnership, entered into two swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million which fixes the secured overnight financing rate for the year ending December 31, 2025 at 2.45%, resulting in a fixed rate of 4.25% based on the Company’s current leverage ratio. The Company paid aggregate premiums of $4.2 million, including accrued interest receivable of $0.3 million, to buy down the fixed rate below the market rate, which is a derivative that is recorded as an asset on our balance sheet and amortized over the 12 months ending December 31, 2025, increasing interest expense.
(3)    The weighted average shares/units outstanding - diluted includes the weighted average dilutive effect of the Class C and Class X OP Units (which are excluded from the weighted average shares/units outstanding in calculating earnings (loss) per share in the unaudited condensed consolidated statement of operations since they are antidilutive). (which are excluded from the weighted average shares/units outstanding in calculating earnings (loss) per share in the unaudited condensed consolidated statement of operations since they are antidilutive).

Modiv Industrial, Inc.
Adjusted EBITDA - Last Five Quarters

(dollars in thousands)(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (loss) (in accordance with GAAP)	$829	$1,642	$(1,048)	$1,262	$4,637
Depreciation and amortization of real estate properties	3,818	4,163	4,167	4,137	4,134
Depreciation and amortization for unconsolidated investment in a real estate property (1)	189	189	189	189	189
Interest expense, net of unrealized gain or loss on interest rate swaps and derivative settlements	4,048	3,706	6,104	4,103	2,307
Interest expense for unconsolidated investment in real estate property (1)	94	94	94	93	93
Stock compensation expense	484	65	75	67	1,379
Gain on sale of real estate investments, net	(84)	—	(172)	—	(3,188)
Abandoned pursuit costs	—	—	240	—	—
Loss on equity investments	—	125	—	5	21
Adjusted EBITDA	$9,378	$9,984	$9,649	$9,856	$9,572

Annualized adjusted EBITDA	$37,512	$39,936	$38,596	$39,424	$38,288

Net debt:
Consolidated debt	$280,781	$280,918	$281,011	$281,083	$281,153
Debt of unconsolidated investment in real estate property (1)	8,912	9,017	9,078	9,138	9,197
Consolidated cash and restricted cash	(6,165)	(11,530)	(6,825)	(18,870)	(18,405)
Cash of unconsolidated investment in real estate property (1)	(326)	(435)	(310)	(298)	(350)
Net debt	$283,202	$277,970	$282,954	$271,053	$271,595

Net debt / Adjusted EBITDA	7.5x	7.0x	7.3x	6.9x	7.1x
(1)    Includes our approximate 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash of our unconsolidated investment in real estate property.

Modiv Industrial, Inc.
Leverage Ratio

(dollars in thousands)(unaudited)
We calculate our leverage ratio in conformance with the definition used in our KeyBank credit facility as set forth below.

	March 31, 2025	December 31, 2024
Total Asset Value
Cash and cash equivalents	$6,165	$11,530
Borrowing base value	487,200	489,540
Other real estate value	83,020	76,825
Pro-rata share of unconsolidated investment in a real estate property	31,737	31,846
Total asset value	$608,122	$609,741

Indebtedness
Credit facility term loan	$250,000	$250,000
Mortgage debt	30,781	30,918
Pro-rata share of unconsolidated investment in a real estate property	8,954	9,017
Total indebtedness	$289,735	$289,935

Leverage Ratio	47.6%	47.6%

Modiv Industrial, Inc.
Capitalization as of March 31, 2025

(dollars in thousands, except shares and per share data and OP Units and per OP Unit data)(unaudited)

PREFERRED EQUITY
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock	$44,875
% of Total Capitalization	9%

COMMON EQUITY
Shares of Class C Common Stock	10,073,032
Class C and X OP Units	2,488,371
Total Class C Common Stock and Class C OP Units	12,561,403
Price Per Share / Unit at March 31, 2025	$16.05
IMPLIED EQUITY MARKET CAPITALIZATION	$201,611
% of Total Capitalization	38%

DEBT
Mortgage Debt
Costco Wholesale Property	$18,515
Taylor Fresh Foods Property	12,266
Total Mortgage Debt	$30,781
KeyBank Credit Facility
Revolver (1)	—
Term Loan (2)	250,000
Total Credit Facility	250,000
TOTAL DEBT	$280,781
% of Total Capitalization	53%
% of Total Debt - Floating Rate Debt	—%
% of Total Debt - Fixed Rate Debt (2) (3)	100%
ENTERPRISE VALUE
Total Capitalization	$527,267
Less: Cash and Cash Equivalents	(6,165)
Enterprise Value	$521,102
(1)    In December 2024, we exercised our right to reduce our Revolver line of credit from $150.0 million to $30.0 million in order to save $0.3 million in annual unused fees.
(2)    In January 2025, we entered into two new swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million, corresponding to the Term Loan, which fixed SOFR for the year ending December 31, 2025 to 2.45%, resulting in a fixed rate of 4.25% based on our leverage ratio of 47.6% as of December 31, 2024. We paid aggregate premiums of $4.2 million to buy down the fixed rate below the prevailing market rate. This fixed rate is 28 basis points lower than 2024 and will save approximately $0.7 million of cash interest expense during 2025.
(3)    The weighted average interest rate for the $280.8 million total debt outstanding was 4.27% as of March 31, 2025.

Modiv Industrial, Inc.
Consolidated Balance Sheets

(dollars in thousands, except shares and per share data)(unaudited)

	March 31, 2025	December 31, 2024
Assets
Real estate investments:
Land	$98,738	$98,009
Buildings and improvements	388,884	386,102
Equipment	4,429	4,429
Tenant origination and absorption costs	13,638	13,194
Total investments in real estate property	505,689	501,734
Accumulated depreciation and amortization	(63,139)	(59,524)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	442,550	442,210
Unconsolidated investment in a real estate property	9,158	9,324
Total real estate investments, net, excluding real estate investments held for sale, net	451,708	451,534
Real estate investments held for sale, net	22,372	22,372
Total real estate investments, net	474,080	473,906
Cash and cash equivalents	6,165	11,530
Tenant deferred rent and other receivables	19,567	18,460
Above-market lease intangibles, net	1,221	1,240
Prepaid expenses and other assets	2,826	2,693
Interest rate swap derivative	2,943	—
Total assets	$506,802	$507,829
Liabilities and Equity
Mortgage notes payable, net	$30,647	$30,777
Credit facility term loan, net	249,102	248,999
Accounts payable, accrued and other liabilities	3,803	4,035
Distributions payable	2,052	1,994
Below-market lease intangibles, net	7,761	7,948
Other liabilities related to real estate investments held for sale	61	26
Total liabilities	293,426	293,779

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value; $25.00 per share liquidation preference; 2,000,000 shares authorized; 1,795,000 outstanding as of March 31, 2025 and 2,000,000 outstanding as of December 31, 2024	2	2
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 10,540,351 shares issued and 10,073,032 shares outstanding as of March 31, 2025, and 10,404,211 shares issued and 9,936,892 outstanding as of December 31, 2024	11	10
Additional paid-in-capital	333,721	349,479
Treasury stock, at cost, 467,319 shares held as of each March 31, 2025 and December 31, 2024	(7,112)	(7,112)
Cumulative distributions and net losses	(156,967)	(154,074)
Accumulated other comprehensive income	1,452	1,841
Total Modiv Industrial, Inc. equity	171,107	190,146
Noncontrolling interests in the Operating Partnership	42,269	23,904
Total equity	213,376	214,050
Total liabilities and equity	$506,802	$507,829

Modiv Industrial, Inc.
Debt Overview

(dollars in thousands)(unaudited)

	Outstanding Balance
Collateral	March 31, 2025	December 31, 2024	Interest Rate		Loan Maturity
Mortgage Notes:
Costco property	$18,515	$18,589	4.85%	(2)	01/01/2030
Taylor Fresh Foods property	12,266	12,329	3.85%	(2)	11/01/2029
	30,781	30,918
Less unamortized deferred financing costs	(134)	(141)
Mortgage notes payable, net	30,647	30,777

KeyBank Credit Facility (1)
Revolver	—	—	6.16%	(3)	01/18/2027
Term loan	250,000	250,000	4.25%	(4)	01/18/2027
Total Credit Facility	250,000	250,000
Less unamortized deferred financing costs	(898)	(1,001)
	249,102	248,999
Total debt, net	$279,749	$279,776	4.27%	(5)

(1)    Our $280 million Credit Facility is comprised of a $30 million Revolver and a $250 million Term Loan. As of the filing date of this Supplemental Data, the $250 million Term Loan is fully drawn and the Revolver has zero outstanding balance.
(2)    Contractual fixed rate.
(3)    The interest rate on the Revolver is based on our leverage ratio at the end of the prior quarter. With our leverage ratio at 47.6% as of March 31, 2025, the spread over the SOFR, including a 10-basis point credit adjustment, is 185 basis points and the interest rate on the Revolver was 6.1625% as of March 31, 2025, although we had no outstanding borrowings under the Revolver. We also pay an annual unused fee of up to 25 basis points on the Revolver, based on the daily amount of the unused commitment.
(4)    In January 2025, the Company, through its Operating Partnership, entered into two swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million which fixes the secured overnight financing rate for the year ending December 31, 2025 at 2.45%, resulting in a fixed rate of 4.25% based on the Company’s current leverage ratio. The Company paid aggregate premiums of $4.2 million, including accrued interest receivable of $0.3 million, to buy down the fixed rate below the market rate, which is a derivative that is recorded as an asset on our balance sheet and amortized over the 12 months ending December 31, 2025, increasing interest expense.
(5)    The weighted average interest rate for the $280.8 million total debt outstanding was 4.27% as of March 31, 2025.

Modiv Industrial, Inc.
Covenants

(dollars in thousands)(unaudited)
Credit Facility and Mortgage Notes Covenants
The following is a summary of key financial covenants for our credit facility and mortgage notes, as defined and calculated per the terms of the facility's Credit Agreement and the mortgage notes' governing documents, respectively, which are included in our filings with the SEC. These calculations, which are not based on U.S. Generally Accepted Accounting Principles (“GAAP”) measurements are presented to demonstrate that as of March 31, 2025, we are in compliance with the covenants.

Unsecured Credit Facility Covenants	Required	March 31, 2025
Maximum leverage ratio	<60%	47.6%
Minimum fixed charge coverage ratio	>1.50x	1.83
Maximum secured indebtedness ratio	40%	7%
Minimum consolidated tangible net worth	$223,231	$284,493
Weighted average lease term (years) (1)	7	15

(1) The weighted average lease term above only reflects the 36 properties that are included in the Credit Facility borrowing base.

Mortgage Notes Key Covenants	Debt Service Coverage Ratio	March 31, 2025
Costco property	N.A.	N.A.
Taylor Fresh Foods property	1.5	2.9

Modiv Industrial, Inc.
Real Estate Acquisitions

(dollars in thousands)(unaudited)
The following table summarizes our property acquisition activity from January 1, 2024 through March 31, 2025:

Tenant and Location	Property Type	Acquisition Date	Leasable Area (Square Feet)	Lease Terms (Years)	Annual Rent Increase	Acquisition Price	Initial Cap Rate	Weighted Average Cap Rate
Torrent, Seminole, FL	Industrial	July 2024	29,699	20.0	2.9%	$5,125	8.0%	10.6%
Science First, Yulee, FL	Industrial	March 2025	48,589	7.8	(1)	6,100	8.0%	8.7%
			78,288			$11,225	8.0%	9.6%
(1)    Annual increase is unadjusted annual percentage change in the Consumer Price Index as published by the U.S. Bureau of Labor Statistics Consumer Price Index as published by the U.S. Bureau of Labor Statistics. Weighted average cap rate assumes 3.0% annual increases.

Modiv Industrial, Inc.
Real Estate Dispositions

(dollars in thousands)(unaudited)
The following table summarizes our property disposition activity from January 1, 2024 through March 31, 2025.

Tenant and Location	Property Type	Disposition Date	Leasable Area (Square Feet)	Disposition Price	Cap Rate
Levins, Sacramento, CA	Industrial	January 2024	76,000	$7,075	7.5%
Cummins, Nashville, TN	Office	February 2024	87,230	7,950	N.A.
Lindsay, Canal Fulton, OH (Land parcel) (1)	Industrial	September 2024	—	240	N.A.
Producto, Endicott, NY (2)	Industrial	January 2025	31,262	2,362	7.4%
			194,492	$17,627
(1)    Represents sale of an unutilized land parcel of an operating property, which was sold to the City of Canal Fulton, Ohio as park space.
(2)    In connection with this sale, the lease for our property in Jamestown, New York with another Producto subsidiary was amended to increase the base rent by approximately $2,500 per month.

Modiv Industrial, Inc.
Top 20 Tenants

(dollars in thousands)(unaudited)

Tenant	ABR	ABR as a Percentage of Total Portfolio	Leased Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Lindsay	$5,390	14%	755,281	17%
KIA of Carson	4,262	11%	72,623	2%
State of CA OES	2,637	7%	106,592	2%
AvAir	2,424	6%	162,714	4%
3M	1,909	5%	410,400	9%
Valtir	1,908	5%	293,612	7%
FUJIFILM Dimatix (72.71% TIC) (1)	1,746	5%	91,740	2%
Taylor Fresh Foods	1,695	4%	216,727	5%
Pacific Bearing	1,560	4%	219,287	5%
Titan	1,474	4%	223,082	5%
Northrop Grumman	1,332	3%	107,419	2%
Vistech	1,276	3%	335,525	7%
SJE	1,259	3%	159,680	4%
SixAxis	1,203	3%	213,513	4%
Husqvarna	950	2%	64,637	1%
L3 Harris	911	2%	46,214	1%
Summit Steel	863	2%	116,560	3%
Costco Wholesale	826	2%	97,191	2%
Arrow-TruLine	813	2%	206,155	4%
WSP USA	794	2%	37,449	1%
Total Top 20 Tenants	$35,232	89%	3,936,401	87%
(1)    Reflects our approximate 72.71% tenant-in-common interest (“TIC Interest”).

Modiv Industrial, Inc.
Property Type

(dollars in thousands)(Unaudited)

Property Type	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Leasable Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Industrial core, including TIC Interest	39	$31,474	80%	4,213,823	93%
Non-core (1)	4	7,935	20%	302,442	7%
Total	43	$39,409	100%	4,516,265	100%
(1)    Non-core properties include the following:
(a)    our non-core acquisition of a leading KIA retail property located in a prime location in Los Angeles County acquired in January 2022, which was structured as an OP Unit transaction resulting in a favorable equity issuance of $32.8 million represented by 1,312,382 Class C OP Units at a cost basis of $25 per share;
(b)    our 12-year lease with OES executed in January 2023 for one of our legacy assets located in Rancho Cordova, California that includes a purchase option which OES may exercise until December 31, 2026. We have received preliminary indications from OES of interest in exercising the option. (We define legacy assets as those that were acquired by different management teams utilizing different investment objectives and underwriting criteria);
(c)    our legacy property leased to Costco located in Issaquah, Washington which offers compelling redevelopment opportunities, following Costco’s lease expiration on July 31, 2025, given its higher density infill location and the fact that the land is zoned to allow for multi-family development. We entered into a purchase and sale agreement for the Costco property with KB Home, a national homebuilder, in January 2024 and the buyer has made $1.7 million of non-refundable deposits as of March 31, 2025; and
(d)    our legacy property leased to Solar Turbines that we expect to sell after we complete a parcel split in order to maximize its value.

Modiv Industrial, Inc.
Tenant Industry Diversification

(dollars in thousands)(unaudited)

Industry	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Leasable Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Infrastructure	17	$9,351	24%	1,246,022	28%
Automotive	3	6,047	15%	501,233	11%
Industrial Products	4	5,623	14%	907,837	20%
Aerospace/Defense	4	5,085	13%	346,046	8%
Government	1	2,637	7%	106,592	2%
Metals	4	2,378	6%	419,001	9%
Technology	2	2,371	6%	130,240	3%
Energy	2	1,683	4%	249,118	6%
Agriculture/Food Production	2	1,695	4%	295,584	7%
Retail	1	826	2%	97,191	2%
Medical	1	677	2%	20,800	—%
Plastics	1	572	2%	148,012	3%
Miscellaneous Manufacturing	1	464	1%	48,589	1%
Total	43	$39,409	100%	4,516,265	100%

Modiv Industrial, Inc.
Tenant Geographic Diversification

(dollars in thousands)(unaudited)

State	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Leasable Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
California	8	$11,862	30%	439,954	10%
Ohio	6	4,895	13%	1,016,742	23%
Arizona	2	4,118	11%	379,441	8%
Illinois	2	3,469	9%	629,687	14%
Florida	4	2,817	7%	282,499	6%
Pennsylvania	2	2,148	6%	253,646	6%
South Carolina	3	2,128	5%	343,422	8%
Texas	2	1,710	4%	255,969	6%
Minnesota	5	1,682	4%	377,450	8%
North Carolina	2	1,583	4%	134,576	3%
Colorado	3	875	2%	98,994	2%
Washington	1	826	2%	97,191	2%
Utah	1	527	1%	72,498	2%
Michigan	1	509	1%	93,085	2%
New York	1	260	1%	41,111	—%
Total	43	$39,409	100%	4,516,265	100%

Modiv Industrial, Inc.
Lease Expirations

(dollars in thousands)(unaudited)
10 Years and Thereafter Lease Expirations

As of March 31, 2025
Year	Number of Leases Expiring (1)	ABR Expiring	Percentage of ABR Expiring	Cumulative Percentage of ABR Expiring	Leased Area Expiring (Square Feet)(1)	Percentage of Leased Area Expiring (Square Feet )(1)	Cumulative Percentage of Leased Area Expiring (Square Feet)(1)
2025(2)	2	$1,035	3%	3%	123,227	3%	3%
2026	1	1,332	3%	6%	107,419	2%	5%
2027	1	950	2%	8%	64,637	1%	6%
2028	1	572	2%	10%	148,012	3%	9%
2029	2	1,536	4%	14%	84,714	2%	11%
2030	1	677	2%	16%	20,800	1%	12%
2031	—	—	—%	16%	—	—%	12%
2032	2	2,887	7%	23%	211,303	5%	17%
2033	1	1,695	4%	27%	216,727	5%	22%
2034	3	5,341	14%	41%	554,441	12%	34%
Thereafter (3)	28	23,384	59%	100%	2,906,128	66%	100%
Total	42	$39,409	100%		4,437,408	100%
(1)     Excludes one vacant agriculture/food production property with a leasable area of 78,857 square feet, located in Minnesota.
(2)    Includes (i) our legacy property leased to Costco located in Issaquah, Washington for which we entered into a purchase and sale agreement with KB Home, a national homebuilder, in January 2024 and the buyer has made $1.7 million of non-refundable deposits as of March 31, 2025 and (ii) our legacy property leased to Solar Turbines that we expect to sell after we complete a parcel split in order to maximize its value.
(3)    Includes the amendments to the TIC leases with Fujifilm Dimatix, Inc., effective April 24, 2025 that extended the leases for 10 years from March 17, 2026 to March 16, 2036. The leases, as amended, provide for an initial 6.75% rent increase in 2026 and annual rent escalations of 3.0% thereafter and include two seven-year renewal options.

Modiv Industrial, Inc.
Disclosures Regarding Non-GAAP and Other Metrics

Notice Involving Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this supplemental report contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.
Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated investments, preferred dividends and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.
Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as stock-based compensation, amortization of deferred rent, amortization of below/above market lease intangibles, amortization of deferred financing costs, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, amortization of off-market interest rate derivatives and reduction for accrued interest, and write-offs of due diligence expenses for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance in the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income or loss from operations, net income or loss and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income or loss from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, Nareit, nor any other applicable body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Adjusted EBITDA
We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estate and goodwill and intangibles, interest expense and non-cash items such as non-cash compensation expenses and write-offs of due diligence costs for abandoned pursuits We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.
Net Debt
We define Net Debt as gross debt less cash and cash equivalents and restricted cash.
Leverage Ratio
We define our “leverage ratio” as total debt as a percentage of the aggregate fair value of our real estate properties, including our proportionate interest in real estate owned by unconsolidated entities, plus our cash and cash equivalents.
Annualized Base Rent (“ABR”)
ABR represents contractual annual base rent for the next 12 months.
Initial Cap Rate
We define “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.
Weighted Average Cap Rate
We define “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.